                                                                   Exhibit 10.32

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

In re:                                   )
                                         )   Jointly Admin. Under Case No.
PHILIP SERVICES CORPORATION, et al.      )   03-37718-H2-11
                                         )
                  Debtors.               )   (Chapter 11)

                      EXPEDITED MOTION TO APPROVE EMPLOYEE
                    RETENTION, INCENTIVE AND SEVERANCE PLANS

          A HEARING WILL BE CONDUCTED ON THIS MATTER ON JUNE 23, 2002 AT 2:00 P.M. IN COURTROOM 400, 515 RUSK AVENUE, HOUSTON, TEXAS. IF YOU OBJECT TO THE RELIEF REQUESTED, YOU MUST RESPOND IN WRITING SPECIFICALLY ANSWERING EACH PARAGRAPH OF THIS PLEADING. YOU MUST FILE YOUR RESPONSE WITH THE CLERK OF THE BANKRUPTCY COURT WITHIN TWENTY DAYS FROM THE DATE YOU WERE SERVED WITH THIS PLEADING UNLESS YOU DID NOT RECEIVE THIS NOTICE IN TIME TO DO SO. IN THAT SITUATION, FILE YOUR RESPONSE AS SOON AS POSSIBLE. IN ADDITION TO FILING YOUR RESPONSE WITH THE CLERK, YOU MUST GIVE A COPY OF YOUR RESPONSE TO THE PERSON WHO SENT YOU THE NOTICE; OTHERWISE, THE COURT MAY TREAT THE PLEADING AS UNOPPOSED AND GRANT THE RELIEF REQUESTED.

          TO THE HONORABLE UNITED STATES BANKRUPTCY JUDGE:

         Philip Services Corporation ("Philip Services") and its affiliated debtors (collectively, the "Debtors"), as debtors-in-possession, file this Expedited Motion to Approve Employee Retention, Incentive and Severance Plans (the "Motion") in support of which, the Debtors respectfully state as follows:

                                   I. SUMMARY

         1. The proposed employee program is necessary and pressing given that (i) this is the Debtors' second chapter 11 filing in four years, (ii) to date, there is no long term DIP financing or other long-term liquidity source and (iii) the Debtors have proposed an auction process with a sale in three months which cannot guarantee that particular business units will be purchased or that employees within such business units will be offered employment. The Debtors' businesses are primarily service businesses and retention of knowledgeable employees is necessary to maintain customer and vendor relationships and collect the receivables which are the heart of the value of each business either to going concern buyers or in a standalone reorganization. Debtors are concerned that absent prompt ratification of this program by the Court, key individuals will be lost.

         2. The four elements of the program (the "Retention Program") are as follows:

                  1. Key Employee Retention Plan: This program was under discussion pre-petition and is designed to address (i) certain 2002 target bonus payments which ultimately were never paid after a review of 2002 overall performance despite the fact that certain business units met or exceeded their unit's goals and (ii) to provide an incentive for key management personnel to remain with the Company through uncertain times going forward. The aggregate retention bonuses for the 89 key managers is $2.2 million. The Debtors have specific allocations of these amounts among the 89 individuals which it is sharing on a confidential basis with Wells Fargo/Foothill, Inc., as Agent, CIBC, as Agent, and the Official Committee of Unsecured Creditors (the "Committee"), but which do not exceed $65,000 to any one individual. This list was carefully compiled and reduced after several levels of review and generally covers key personnel in the following categories:

                           Key Operations Managers
                           Sales & Marketing
                           Finance
                           Information Technology
                           Treasury and Collections
                           Risk Management
                           Health, Safety & Environment
                           Human Resources

                  The payments are payable in three installments ((a) June 30, 2003, (b) October 31, 2003, and (c) March 31, 2003) with the final two payments paid on an accelerated basis upon an asset sale of the business unit for the applicable employee.

                  2. Severance Program: The Debtors previously had a severance program in place which allowed two weeks of severance per year of service, capped at 52 weeks. Certain former employees were still receiving severance under the program until it was terminated shortly before the filing of these cases. In terminating the existing program, the Debtors recognized that a replacement program was needed and intended to promptly file this Motion to approve the new program. The main changes from the prior program are that (i) at least one year of service would now be required to be eligible and (ii) the two weeks per year of service thereafter would be capped at 12 weeks rather than 52 weeks. These amounts would not be payable if there is a going concern sale of assets in which the employee was offered employment by the buyer or a reorganization plan in which the employee retained his or her job. The Debtors believe that this program provides an important comfort for employees to stay through a sale even though they have no assurance their business unit will be sold or that they will be offered employment and thus, acts as a retention plan for the general employee pool. Parties with employment agreements that provide contractual severance, including the Retention Program, would be eligible for this general program less any payment received for their contractual severance.

                  3. Top Executive Plan: The Debtors are proposing a separate plan for five of their top executives. The program consists of a retention program and also an incentive piece in the event of asset sales for the whole company or for the Metals Services Group and Industrial Services Group at certain targeted levels, which information is being provided on a confidential basis to Wells Fargo/Foothill, Inc., as Agent, CIBC, as Agent, and the Committee. The aggregate cost of the incentive program is not more than $1,189,000 and the aggregate cost of the retention program is not more than $297,250.

                  4. PSD Sale or Closure: Debtors propose a program of $111,326 in the aggregate for eight key employees of the remaining Project Services Division which would be payable in one installment upon the sale of that business or, if there is no sale for the applicable portion of the business, upon conclusion of the winddown of that business.

                  If any employee in these programs voluntarily terminates prior to the applicable trigger date or is terminated for cause, the applicable amounts allocated to such employee would not be spent and would not be reallocated.

                           II. JURISDICTION AND VENUE

         3. This Court has jurisdiction over these cases pursuant to 28 U.S.C. Section 1334. This is a core proceeding under 28 U.S.C. Section 157(b)(2)(A) and (O).

         4. Venue of the Debtors' Chapter 11 cases is proper in this district pursuant to 28 U.S.C. Sections 1408(1) and (2).

                                III. BACKGROUND

         5. On June 2, 2003 (the "Petition Date"), the Debtors filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code").

         6. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

         7. No trustee or examiner has been appointed in the Debtors' jointly administered bankruptcy cases. An official committee of unsecured creditors was appointed on June 6, 2003.

         8. On June 2, 2003, this Court entered an Order jointly administering each of the Debtors' cases under Case No. 03-37718-H2-11.

         9. Debtor, Philip Services Corporation, is a holding company that owns, directly or indirectly, a series of industrial and metals services companies that operate throughout North America. The Debtors consist of Philip Services Corporation, a Delaware corporation, with its principal place of business in Houston, Texas, and 43 wholly owned subsidiaries. There are two primary business units: (i) the Industrial Services Group and (ii) the Metals Services Group. Certain foreign subsidiaries, captive insurance related entities and inactive subsidiaries are not debtors in these chapter 11 cases.

         10. The Industrial Services Group was recently created through the integration of the industrial cleaning services provided by the former Industrial Outsourcing Group and services formerly delivered by the Environmental Services Group, including commercial and industrial waste collection, recycling, processing and disposal, laboratory analytical services, container and tank cleaning, and emergency response services. The Industrial Services Group operates in approximately 86 locations and has a significant presence in the heavily industrialized regions of the Northeast, Northwest, Midwest and Southeast United States and Southern Ontario.

         11. The Metal Services Group provides ferrous and non-ferrous scrap collection and processing services, brokerage and transportation and on-site mill services as well as processing and distribution of steel products. The group is one of the largest providers of ferrous scrap processing and brokerage services in North America. The Metals Services Group operates at approximately 30 locations with its operations concentrated in the Southeast United States, the Ohio-Pittsburgh corridor, and the Southern Great Lakes Basin.

         12. The Debtors have been severely impacted by the general economic slowdown in the industrial sector and the Metal Services Group has been affected by periods of low scrap prices.

         13. The Debtors' primary competitive strengths are: (i) a range of industrial services, (ii) a strong safety record and (iii) skilled and experienced employees. In addition, the Debtors have attempted to improve their profitability through key restructuring efforts. Notably, prior to the merging of the industrial and environmental groups in November 2002, the Industrial Outsourcing Group began the process of divesting a portion of their Project Services Division, which was highly affected by seasonal demand. The divestiture was completed on March 2, 2003, for approximately $21 million. The working capital of the divested portion of approximately $43 million was retained by the Debtors. As a result of the Project Services Division divestiture, the Debtors' overall business volatility has been reduced.

         14. The Debtors' revolving loan agreement matured in April 2003 and while this loan was extended until June 2, 2003, no further prepetition financing was available.

         15. The Debtors have a number of strong core businesses and intend to reorganize around those businesses which, together with rejection of certain burdensome contracts and leases and certain other operational improvements, is expected to be the basis for a viable reorganization plan in which most of the Debtors' existing secured debt is converted to equity or the businesses sold through a going concern asset sale.

         16. The Debtors' consolidated revenues for calendar year 2002 were $1.1 billion and their consolidated EBITDA for the year ended December 31, 2002 was $48.3 million. As of the Petition Date, the Debtors employed approximately 7,500 full-time employees, approximately 1,000 of which are represented by unions.

                    IV. EXPEDITED HEARING ON EMPLOYEE MOTION

         17. As previously mentioned, the proposed employee program is necessary and pressing given that (i) this is the Debtors' second Chapter 11 filing in four years, (ii) to date, there is no long term DIP financing or other long-term liquidity source and (iii) the Debtors have proposed an auction process with a sale in three months which cannot guarantee that particular business units will be purchased or that employees within such units will be offered employment. The Debtors' business is primarily a service business and retention of knowledgeable employees is necessary to maintain customer and vendor relationships and collect the receivables which are the heart of the value of each business either to going concern buyers or in a standalone reorganization. Debtors are concerned that, absent prompt ratification of this program by the Court, key employees may leave in the interim, thereby severely harming the Debtors' business operations and seriously impairing the Debtors' reorganization and sale efforts.

                              V. RELIEF REQUESTED

A.       KEY EMPLOYEE RETENTION PLAN

         18. The program focuses on 89 key employees (the "Key Employees") critical to operation of the Debtors' businesses and their efforts to attract going concern buyers. The aggregate cost of the program is $2.2 million, of which 30% ($660,000) is payable on June 30, 2003, 30% ($660,000) is payable on October 31, 2003, and the remaining 40% ($880,000) is payable on March 31, 2004. This provides an incentive for the Key Employees to maintain their employment with the Debtors through any reorganization and/or recapitalization process. If, however, an asset sale involving that Key Employee's business unit occurs, then the remainder of the bonus would be payable at the closing of such sale.

         19. The Key Employees are very knowledgeable in their areas and would be difficult to replace. Given the present circumstances, it would be extremely hard for the Debtors to attract replacements for the Key Employees if they were to resign. Further, the departure of such persons would impair the Debtors' operations and sales efforts.

         20. The Debtors employed approximately 7,500 individuals as of the Petition Date and have an annual payroll of approximately $270 million. The $2.2 million requested by the Debtors to fund the Key Employee Retention Plan is quite modest relative to the overall size of the Debtors and their payroll. Relief similar to that requested herein has been authorized in other complex chapter 11 cases in this jurisdiction. See, e.g., In re Metals USA, Inc., Case Number O142530-H4-11 (Bankr. S.D. Tex. Order dated June 6, 2002); In re Sterling Chemicals Holdings, Inc., Case Number 01-37805-H4-11 (Bankr. S.D. Tex. Order dated November 2, 2001); In re First Wave Marine, Inc., Case Number 01-31161-H2-11 (Bankr. S.D. Tex. Order dated March 13, 2001); In re Stage Stores, Inc., Case Number 00-35078-H2-11 (Bankr. S.D. Tex. Order dated August 29, 2000).

         21. The allocation of awards among the Key Employees under the categories listed in the summary section of this Motion, is being provided to Wells Fargo/Foothill, Inc., as Agent, CIBC, as Agent, and the Committee on a confidential basis. No individual award exceeds

$65,000. On average, awards are approximately 24% of annual base salary.

B.       SEVERANCE PROGRAM

         22. Prior to their chapter 11 filings, the Debtors maintained a long-standing severance program for all employees that provided two weeks of severance pay for every year of service, with a maximum payment of 52 weeks of pay. The Debtors honored these severance payments in the normal course of business through several downsizings. Since the Debtors' chapter 11 filings, they have halted severance payments under the prepetition program.

         23. Shortly before the filing, the compensation committee and the board of directors determined that the existing program (i) was too extensive in light of the Debtors' financial crisis and (ii) should be replaced with a more modest program.

         24. The new program proposed herein provides that an employee is eligible to participate in the program after completion of at least one year of service with the Debtors. Thereafter, such employee will receive two weeks of severance for every year of service, with the maximum payout amount reduced to 12 weeks.

         25. The Debtors believe that a severance program is critical for employee morale. The Severance Program will provide employees with reasonable transition as further layoffs occur (which have and will continue to occur to some degree postpetition). To date, five employees have been laid off postpetition. The severance payments owing to them are approximately $74,100. Given that there is no certainty for employees that their particular business units will be purchased or that they will be offered employment upon such a purchase, the severance program, if approved, will be the one certainty they have if they maintain their employment through the sale process. The guarantee of payment represented by the proposed Severance Program acts as a retention incentive for the general employee base. The severance is not payable in the event they are offered a job by a going concern buyer or upon emergence as a standalone reorganization.

         26. Since severance was paid over time on normal paycycles under the prepetition plan, several recently terminated employees did not receive the full amount of their prepetition severance benefits. To the extent they have already received 12 weeks of severance (or such lesser amount as they were eligible to receive), the Debtors do not seek to make further payments to them. To the extent, however, that recently terminated employees have not received up to 12 weeks of severance, the Debtors seek authority to pay them 12 weeks of severance less any severance they have already been paid. Fourteen former employees terminated in March, April and May of 2003 would be eligible for such payments for an aggregate payment of less than $120,000. Not only do the Debtors believe this is fair to the former employees but it is also important to maintain the morale of current employees. Any severance payments made hereunder would be deemed to satisfy any priority severance claim that the former employee might otherwise assert.

C.       TOP EXECUTIVE PLAN

         27. The Debtors are proposing a separate retention and incentive program (the "Top Executive Plan") for five of their top executives (the "Executives"), namely:

                  a. James Boggs, Senior Vice President of Health, Safety, and Environmental;

                  b.       Donald Forlani, President of the Metals Services
                           Group;

                  c.       Robert Millstone, General Counsel;

                  d. Michael Ramirez, Senior Vice President and Chief Financial Officer; and

                  e.       Brian Recatto, President of the Industrial Services
                           Group.

         28. The Top Executive Plan would only take effect upon a sale of the whole company or of Metals Services Group and Industrial Services Group at certain targeted levels, which information is being provided on a confidential basis to Wells Fargo/Foothill, Inc., as Agent, CIBC, as Agent, and the Committee. The aggregate cost of the incentive program is not more than $1,189,000 and the aggregate cost of the retention program per Executive does not exceed $297,250.

         29. In addition to playing a critical role in operating their respective areas and maintaining morale for employees within their groups, the Executives are working actively with Jefferies & Company, Inc., the Debtors' financial advisors, to interact with prospective bidders and respond to their inquiries.

D.       PSD SALE OR CLOSURE

         30. The Project Services Division, a substantial portion of which was divested earlier this year, currently employs approximately eight employees. These employees are essential for the management of the remaining business.

         31. The refractory business is already in the process of a winddown and the union business is being marketed for a potential August sale. Debtors propose a program of $111,326 in the aggregate for eight key employees of the remaining Project Services Division which would be payable in one installment upon the sale of that business or, if there is no sale for the applicable portion of the business, upon conclusion of the winddown of that business.

                         VI. BASIS FOR RELIEF REQUESTED

         32. Section 363(b) of the Bankruptcy Code authorizes a debtor to use property of the estate other than in the ordinary course of business after notice and hearing for purposes of implementing an employee retention program. See In re Montgomery Ward Holding Corp., 242 B.R. 147 (Bankr. D. Del. 1999). The Fifth Circuit has held, however, that the debtor-in possession must demonstrate "some articulated business justification for using, selling or leasing property outside the ordinary course of business." In re Continental Airlines, Inc., 780 F.2d 1223, 1226 (5th Cir. 1986). The debtor is also required to show the court that the proposed use of estate property will assist with the debtor's reorganization. See In re Lionel Corp., 722 F. 2d 1063, 1071 (2d Cir 1983).

         33. Once a debtor has articulated a valid business justification, the debtor's business judgment is given significant weight. "[T]he business judgement rule is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was in the best interest of the company."' In re Integrated Resources, Inc., 147 B.R. 650, 656 (S.D.N.Y 1992) (quoting Smith v. Van Gorkam, 488 A.2d 858, 872 (Del. 1985)).

         34. The business judgment rule is respected within the context of a chapter 11 case and shields a debtor's management from judicial second-guessing. Id.; In re John-Manville Corp., 60 B.R. 612, 615-16 (Bankr. S.D.N.Y. 1986) (stating that "the Code favors the continued operation of a business by a debtor and a presumption of reasonableness attaches to a Debtor's management decisions.").

         35. If the Retention Program is approved, the Debtors submit that they will be better equipped to prevent further decline in employee morale and the correlative decline in the value of their estates. The proposed Retention Program has been reviewed and approved by the Debtors' Board of Directors and Compensation Committee. The Debtors believe that the Retention Program is necessary and justified in light of their business needs.

         36. Given the importance of the Key Employees to the Debtors' continued operations, this Court should approve implementation of the Retention Program. Courts have consistently recognized the needs of chapter 11 debtors to retain their employees in order to assure continued business functions in chapter 11 and therefore, have approved retention and severance programs under 11 U.S.C. Section 363(b)(1) similar to, or more costly than, the Retention Program proposed by the Debtors. See, e.g., In re Montgomery Ward Holding Corp., 242 B.R. 147 (D. Del 1999) (approving an employee retention program estimated at $17.6 million and 24 months severance pay to 119 high level managers); In re America West Airlines, Inc., 171 B.R. 674, 678 (Bankr. D.

Ariz. 1994) (proposal to pay bonuses upon confirmation of plan was reasonable exercise of debtor's business judgement); In re Interco, Inc., 128 B.R. 229, 331 (Bankr. E.D. Mo. 1991) (finding that implementation of critical employee retention plan, including confirmation bonuses and severance benefits, was a proper exercise of the debtor's business judgement).

         37. Due to the Debtor's urgent need to protect and preserve their workforce, request expedited consideration of the relief requested in the Motion.

                                 VII. CONCLUSION

         WHEREFORE, the Debtors request entry of the form of order attached hereto and such other and further relief as is just and proper.